Exhibit 15



November 23, 1998




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Re:  Aluminum Company of America Registration Statement on
     Form S-8


We are aware that our reports dated April 6, 1998, July 7, 1998 except for Note i, for which the date is August 5, 1998 and October 6, 1998, on the review of the interim financial information of Aluminum Company of America and subsidiaries for the three month, six month and nine month periods ended March 31, June 30, and September 30, 1998 and included in Alcoa's Quarterly Report on Form 10-Q for the quarters then ended, are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,


/s/PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP